SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  October 30, 2007

Hollund Industrial, Incorporated

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

WASHINGTON	000-14482	71-1041832
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

3000 Green Mountain Drive, Suite 107-413

 Branson, Missouri 65616

 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(417) 339-4553

 (ISSUER TELEPHONE NUMBER)

Carver Corp

302-850 W. Hastings Street

Vancouver, BC V6C 2W2

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 APPOINTMENT OF DIRECTOR.

Effective October 30, 2007, Mr. Darrell Cho resigned from the Board of Directors (“Board”) of Carver Corp (the “Company”). To the knowledge of the Board and executive officers of the Company, Mr. Cho did not resign because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Effective October 30, 2007, Samantha Roberts resigned from the Board. To the knowledge of the Board and executive officers of the Company, Mrs. Roberts did not resign because of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On October 30 2007, Mr. Michael Lacy was appointed as a member of the Board to fill the vacancy left by Mr. Cho. This action was performed without a vote of the Company’s security holders as provided for in the Company’s Articles of Incorporation and By-laws when such an appointment is to fill a vacancy left by prior resignations. Mr. Lacy will also serve as President and Chief Executive Officer of the Company.

Mr. Lacy is 42 years old and lives in Branson, Missouri. Prior to joining the Company, from January of 2007 to present, Mr. Lacy has been a consultant to Aquatic Cellulose International Corp. (“Aquatic”), an energy development and production company incorporated in Nevada. In that role, he assisted with implementing investor relations and communications programs. Prior to joining Aquatic as a consultant, Mr. Lacy worked as a professional musician.

On October 30 2007, Dr. Claus Wagner-Bartak was appointed as a member of the Board to fill the vacancy left by Mrs. Roberts. This action was performed without a vote of the Company’s security holders as provided for in the Company’s Articles of Incorporation and By-laws when such an appointment is to fill a vacancy left by prior resignations. Dr. Bartak will also serve as Vice President of the Company.

Dr. Bartak is 70 years old and lives in Boynton Beach, FL. Dr. Bartak is currently the president of Red Reef Laboratories International, Inc. (“Red Reef”), a scientific research, development and marketing group established to assemble, develop, commercialize and bring to market a variety of chemical and biological products, utilizing advanced surfactant technology and increasingly “green” compounds.

No transactions have occurred in the last two years to which the Company was a party in which Mr. Lacy or Dr. Bartak had or is to have a direct or indirect material interest.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	Exhibit 99.1	Press Release Officer Resignation and Appointment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hollund Industrial, Incorporated

By:	/s/ Michael Lacy
Michael Lacy, President

Dated: December 18, 2007